                                                                    EXHIBIT 99.1

         [CHARLES E. SMITH RESIDENTIAL REALTY, INC. LOGO APPEARS HERE]

FOR IMMEDIATE RELEASE                            Contact: Investors - Greg Samay
---------------------
September 8, 1999                                                 (703) 769-1029


                                                              Media - John Kurtz
                                                                  (703) 769-1153



                    CHARLES E. SMITH RESIDENTIAL TO ACQUIRE
              1,339-UNIT WATERFRONT HIGH-RISE IN SOUTH MIAMI BEACH

     ARLINGTON, VA - Charles E. Smith Residential Realty, Inc., (NYSE:SRW), the country's leading urban multifamily real estate investment trust, announced today that it has agreed to acquire a 1,339-unit 5-building high-rise apartment property located on the Biscayne Bay shore of the popular South Beach section of Miami Beach, Florida, for $85 million. Smith Residential plans to reposition the property by making substantial renovations, in the range of $15 to $25 million. The transaction is expected to close in 45 days, and will involve the merger of the privately held corporation that owns the property into Charles E. Smith Residential. It will be funded through a combination of common stock issued to the property owner, convertible preferred stock sale proceeds, and an assumption of debt.

     "This acquisition illustrates that pursuing our urban living strategy creates high value investment opportunities," said Ernest A. Gerardi, Jr., President of Charles E. Smith Residential. "In 1997 we identified Southeast Florida as a market with excellent investment potential. It is among the top half-dozen regions in the country in total job growth. This market is a well-diversified economy driven by strong import/export growth with Latin America; along with expansion in health care services, professional services, entertainment, and tourism. It also has the nation's fourth largest concentration of high-rise rental apartment properties. Our focus is on the urban centers east of I-95, including downtown Fort Lauderdale and South Beach."

                                   -  MORE  -

                                                                        Page - 2

     "South Beach is a dynamic 24-hour city and one of the country's most dramatic examples of successful urban revitalization," continued Mr. Gerardi. "This property is one of the few waterfront multifamily rental properties on South Beach, and through renovation and upgrading we will reposition it to increase its appeal to our target market -- urban lifestyle renters. Together with our pre-purchased development property under construction in downtown Fort Lauderdale, this acquisition provides us with properties totaling over 1,500 units in the two premier strategic urban locations in southeast Florida."

     The acquired property is located on Biscayne Bay, with approximately 1,000 feet of waterfront, and many of its apartments have exceptional views of the Bay and the downtown Miami skyline. Built between 1965 and 1980, the property's extensive grounds include three swimming pools on a large terrace along the Bay shore. The location is within walking distance of the popular Lincoln Road restaurants, shops and entertainment, and also has quick access to the MacArthur
Causeway leading to downtown Miami.   The property has extensive ground floor
common areas with expansive bay views, which Smith Residential will renovate to provide contemporary lifestyle amenities such as a fitness center, business center, convenience retail and entertainment spaces.

                                      -   -   -

  Charles E. Smith Residential Realty, Inc. is a self-managed real estate investment trust listed on the New York Stock Exchange (SRW). The Company and its subsidiaries and affiliates own, acquire, develop, and manage multi-family residential properties; and also provide a full range real estate services to other property owners. The Company owns a portfolio of approximately 22,000 apartment units, has over 4,000 units under construction and pre-purchase agreement, and manages an additional 3,000+ units for other owners. The total market capitalization of the Company -- Charles E. Smith Residential Realty, including its Operating Partnership -- is in excess of $2 billion. Investor information including press releases about Charles E. Smith Residential Realty is available on the Company's Web site at: http://www.smithreit.com, and also through PR Newswire `News on Call' by fax 800-758-5804, ext. 101271, or at: http://www.prnewswire.com.

  This news release contains forward-looking statements regarding the Company's outlook, which are based on assumptions about economic and market conditions, competitive dynamics and other factors subject to a number of risks and uncertainties, some of which are discussed in the Company's filings with the Securities and Exchange Commission. Actual results could differ materially.

                                    #  #  #